Exhibit 10.26

DELUXE CORPORATION	RESTRICTED STOCK UNIT AWARD AGREEMENT
(Non-Employee Director)

AWARDED TO	AWARD DATE	NUMBER OF CASH COMPENSATION RSUs	NUMBER OF EQUITY GRANT RSUs	TOTAL NUMBER OF RESTRICTED STOCK UNITS

1.	The Award.
(a)You have elected to receive some or all of (i) your cash compensation earned from Deluxe Corporation, a Minnesota corporation (“Deluxe“), and/or (ii) an equity compensation grant you received from Deluxe, in each case for your service as a non-employee director to Deluxe in the form of a restricted stock unit award. Deluxe hereby grants to you as of the Award Date the above number of: (x) restricted stock units you have elected to receive in lieu of cash compensation you have earned from Deluxe (“Cash Compensation RSUs”) and (y) restricted stock units you have elected to receive in lieu of an incentive equity grant from Deluxe (“Equity Grant RSUs” and, together with any Cash Compensation RSUs, collectively, the “Units”) on the terms and conditions contained in this Restricted Stock Unit Award Agreement (including the Addendum attached hereto, the “Agreement”). Each Unit will entitle you to acquire one share of Deluxe common stock, par value $1.00 (“Common Stock”), when the restrictions applicable to each Unit expire or terminate as provided below.

(b)You agree that the Units will be treated as Stock Units (as defined in the Deferral Plan) issued pursuant to Section 4.4 of Deluxe’s Non-Employee Director Stock and Deferral Plan (“Deferral Plan”), which constitutes part of the Company’s 2017 Long Term Incentive Plan (the “LTIP”) and is subject to the terms and conditions of the LTIP. The Units will be governed by this Agreement, the Deferral Plan and the LTIP. You acknowledge that copies of each of the Deferral Plan and the LTIP have been provided to you.

2.
Vesting. The Cash Compensation RSUs, if any, are 100% vested as of the Award Date. Subject to Section 5, the Equity Grant RSUs, if any, will vest on the one year anniversary of the Award Date so long as your service to Deluxe has not previously ended (the “Vesting Date”). Prior to the Vesting Date, the Equity Grants RSUs will be subject to forfeiture to Deluxe as provided in this Agreement, the Deferral Plan and the LTIP.

3.
Restricted Period. The Units are subject to the restrictions contained in Section 4 of this Agreement during the Restricted Period (as defined below). As used herein, “Restricted Period,” shall mean a period commencing on the Award Date and, subject to Section 5, ending on the earliest of (i) the settlement date of the deferral period indicated on your Unit election form, (ii) a termination of your service to Deluxe and its Affiliates that constitutes a “separation from service” as such term is defined for purposes of Code Section 409A and (iii) the date of consummation of a Change of Control (as defined in the Addendum) (the “Expiration Date”).

4.	Restrictions.
(a)    All Units will be subject to the following restrictions during the Restricted Period:

(i)The Units may not be sold, assigned, transferred or pledged during the Restricted Period. You may not transfer the right to receive the Units, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

(ii)Shares of Common Stock will not be issued in settlement of the Units until the Restricted Period ends.

(b)    If cash dividends are declared and paid by Deluxe with respect to its Common Stock, then at the same time that dividends are paid to the shareholders you will (i) receive dividend equivalent payments with respect to your Cash Compensation RSUs, if any, as well as your vested Equity Grant RSUs and (ii) have dividend equivalents credited to your account with respect to any portion of your then-unvested Equity Grant RSUs. Any non-cash dividends or distributions paid or declared with respect to the Units during the Restricted Period shall be held by Deluxe until the end of the Restricted Period, at which time Deluxe will pay you all such dividends and other distributions. Any dividend equivalent payments paid with respect to any Units shall be paid when, and only to the extent that, the underlying Units are actually vested. If the Units are forfeited, then all rights to such dividend and distribution payments shall also be forfeited.

Rev. 2/18
US.115347828.02

5.	Acceleration of Vesting / Lapse of Restrictions.
Except as provided below, prior to the Vesting Date your rights in and to the Equity Grant RSUs shall terminate on the termination date of your service to Deluxe and its Affiliates.
Prior to the Expiration Date, all restrictions applicable to the Units shall lapse and any Equity Grant RSUs shall vest fully and the shares of Common Stock represented thereby will be issued to you or your heirs, executors, administrators, estate or representatives, as applicable as expeditiously as practicable, but not more than 75 days after (i) a Change of Control or (ii) your service as a director (“Service”) with Deluxe or any successor entity is terminated due to your death, Disability (as defined in the Addendum) or the Deluxe Board of Director’s then current retirement policies Unclear what this means. Is it referring to director being time-barred from serving? If so and he or she “ages out” during a fiscal year and will not be standing for re-election again will substantial risk of forfeiture still exist or will this trigger 409A issues. Also, confirm whether acceleration would occur upon a director’s voluntary retirement if he or she is of a qualified retirement age., or your involuntarily termination without Cause (as defined in the Addendum) by Deluxe, and such Service termination must, in each case, constitute a “separation from service” as such term is defined for purposes of Code Section 409A. These events mirror what is contained in the form of non-employee director restricted stock award. Confirm they should match.
Prior to the Expiration Date, all restrictions applicable to the Units shall lapse and any unvested Equity Grant RSUs shall vest fully in and the shares of Common Stock represented thereby will be issued to you, subject to the limitations provided herein, if there shall occur a Change of Control of Deluxe. Such issuance shall be made as expeditiously as practicable, but not more than 75 days, following the Change of Control, subject to the following. If as a result of the Change of Control shares of Common Stock are converted into another form of property, such as stock of a company with which Deluxe is merged, or into the right to a cash payment, then in lieu of the shares of Common Stock you will receive the cash or other property that you would have received had you owned the shares of Common Stock immediately prior to the Change of Control.

6.
Forfeiture. Subject to the provisions of Section 5, in the event your service to Deluxe is terminated prior to the first-year anniversary of the Award Date, your rights in any and all Equity Grant RSUs subject to this Agreement shall be immediately and irrevocably forfeited.

7.
Delivery of Shares of Common Stock and Payment of Dividend Equivalents. Deluxe shall cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one share of Common Stock in payment and settlement of each Unit subject to this Agreement [as well as any accrued dividend equivalents thereon] as expeditiously as possible, but no later than 75 days after the expiration of the Restricted Period. Delivery of shares of Common Stock in settlement of a Unit subject to this Agreement shall be effected by an appropriate entry in the stock register maintained by Deluxe’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares of Common Stock to a brokerage account you designate, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws.

8.
Rights. The Units subject to this Award do not entitle you to any rights of a holder of Common Stock. Except as otherwise provided in Section 4, you will not have any of the rights of a shareholder of Deluxe in connection with the grant of Units subject to this Agreement unless and until shares of Common Stock are issued to you upon settlement of the Units as provided in Section 7.

9.
Income Taxes. You are liable for all federal and state income or other taxes applicable to this grant and the vesting of shares of Common Stock, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.

10.
Terms and Conditions. This Award Agreement and the award of Units and the issuance of shares of Common Stock hereunder are subject to and governed by the provisions of the LTIP and the Deferral Plan. In the event there are any inconsistencies between this Award Agreement or those plans, the provisions of the applicable plan shall govern, as it may be amended or interpreted at Deluxe’s discretion, to meet any applicable requirements of Section 409A of the Internal Revenue Code.

By your acceptance of this restricted stock unit award, you agree to all of the terms and conditions contained in this Agreement and in the LTIP and the Deferral Plan documents. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and Deluxe regarding the Units.

DELUXE CORPORATION

By: ___________________________________

Rev. 2/18
US.115347828.02

ADDENDUM TO
RESTRICTED STOCK UNIT AWARD AGREEMENT

For the purposes hereof, the terms used herein shall have the following meanings:

“Affiliate” shall mean a company controlled directly or indirectly by Deluxe, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

"Cause" shall mean (i) you have breached your obligations of confidentiality to Deluxe or its Affiliates; (ii) you have otherwise failed to perform your duties and do not cure such failure within thirty (30) days after receipt of written notice thereof; (iii) you commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or its Affiliates; (iv) you have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with Deluxe or its Affiliates or its businesses; (v) you have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates; (vi) your use of narcotics, liquor or illicit drugs has had a detrimental effect on your performance; or (vii) you are in material default under any agreement between you and Deluxe or its Affiliates following any applicable notice and cure period.

A “Change of Control” shall be deemed to have occurred upon the completion of any transaction or series of transactions that results in a “change in control event” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder.
“Disability” shall mean you are unable to perform the material duties of a director of Deluxe due to a physical or mental illness or an injury causing accidental loss or bodily harm.

Rev. 2/18
US.115347828.02